[DOMINI SOCIAL INVESTMENTS
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                                                   The Way You Invest Matters SM


                  **URGENT REMINDER, IF YOU HAVE NOT YET VOTED,
                     PLEASE VOTE THE ENCLOSED PROXY TODAY**

Dear Shareholder:

We have previously mailed to you proxy materials relating to the Special Meeting of Shareholders of the Domini Institutional Social Equity Fund scheduled for May 14, 2001. Due to an error made by the mailing vendor, we have enclosed a corrected proxy card. This new proxy card will supercede any previously recorded votes.

Your vote is important. Please take a moment now to cast your vote.

If you have already voted and you do not wish to vote again, simply do nothing and your vote will stand as is.

The Board of Trustees unanimously recommends a vote FOR all proposals and believes the proposals are in the best interests of Fund shareholders.

Please vote for the proposals listed on the enclosed proxy card using one of the following convenient voting methods:

Phone

Call the toll-free number listed on the enclosed proxy, enter the 12-digit control number located on the proxy card and follow the simple instructions.

Internet

Go to www.proxyvote.com, enter your 12-digit control number located on the proxy card and follow the simple instructions.

Mail

Sign, date and return your proxy card in the enclosed postage-paid envelope.

Please note the Fund's shareholders will not bear the cost of this additional mailing. We apologize for any inconvenience this may have caused you and appreciate your participation in this important process.

Sincerely,

Domini Social Investments